Exhibit 10.11

Intellectual Property Licensing Agreement

This intellectual property licensing agreement (“the Agreement”) is concluded in Shanghai on May 20, 2022 by the following parties:

1.	Shanghai Huiying Real Estate Agency Co., Ltd., a limited liability company incorporated under the laws of China, registered address: Building 1, No. 5601, Yanqian Highway, Fengxian District, Shanghai (“Shanghai Huiying” or “the Licensor”);

2.	Shanghai Zhiban Internet of Things Technology Co., Ltd., a limited liability company incorporated under the laws of China, registered address: Room 1101, No. 5, Bibo Road, China (Shanghai) Pilot Free Trade Zone (“Shanghai Zhiban” or “the Licensee”).

Whereas,

The Licensor intends to grant the Licensee the license to use the target intellectual property in accordance with the Agreement.

Therefore, considering the above premise and the mutual covenants and commitments hereinafter set forth in the Agreement, the parties hereby conclude the agreement as follows:

Article 1 Definition

1.1.	Some definitions and terms

Unless otherwise interpreted with reference to the context, the following terms herein have the following meanings:

“Target intellectual property” refers to the trademark listed in Appendix A to the Agreement.

“Intellectual property” refers to (a) patent, (b) trademark, service sign, trade name, commercial appearance and domain name, as well as exclusive good will attached to them, (c) copyright, including the copyright of computer software, (d) confidential and proprietary information, including business secrets and technical secrets, and (e) registration and registration application of the above-mentioned items.

“China” refers to the People's Republic of China, for the purpose of the Agreement,, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Subject” refers to an individual, partner, trading company, joint-stock company, limited liability company, association, trust, unincorporated organization or other entities.

1.2.	Interpretation rules

In the Agreement, unless otherwise specified or unless the context otherwise requires:

1.2.1.	Article or appendix referred to in the Agreement refers to the article and appendix in the Agreement, unless otherwise stated;

1.2.2.	The table of contents and headings in the Agreement are for the convenience of reference only, and do not influence the meaning or interpretation of the Agreement in any way;

1.2.3.	The word “including” used in the Agreement shall be deemed as “including but not limited to”;

1.2.4.	The words “of the Agreement”, “in the Agreement” and “under the Agreement” and the words of similar meaning used in the Agreement refer to the whole agreement rather than any article of the Agreement;

1.2.5.	Any agreement, instrument or other documents referred to in the Agreement refer to such agreement, instrument or other documents revised, supplemented or modified in other ways from time to time; And

1.2.6.	Any subject referred to also refers to its successor and permitted assignee.

Article 2 License of intellectual property

2.1.	License

2.1.1.	The parties agree that after the Agreement is signed and from the payment date of the license fee of the first year agreed in Article 2.2 (“the authorization date”), Shanghai Huiying shall grant Shanghai Zhiban the general license to use the target intellectual property. For the avoidance of doubt, the parties agree that the Licensor shall have the right to use and license any other third parties to use the target intellectual property.

2.1.2.	The Licensee promises to use the target intellectual property legally for legal operation in accordance with the Agreement and the provisions of relevant laws and regulations of China.

2.1.3.	The Licensor shall deliver the original of the Agreement signed by the Licensor to the Licensee on the authorization date in the Agreement.

2.1.4.	Without the Licensor’s written consent in advance, the Licensee cannot re-license the target intellectual property to any third party other than the Licensee in any form.

2.2.	License fee

The license fee of the target intellectual property under the Agreement shall be RMB 500,000/year.

2.3.	License term

The license term of the target intellectual property shall be 2 years from the signing date of the Agreement. Within 1 month before the expiration of the license term, if the Licensor and the Licensee reach a consensus through negotiation, the license term can be extended, and relevant update and renewal agreement can be separately signed.

Article 3 Representations and warranties

3.1	The Licensor and the Licensee are companies duly incorporated under the laws of China, existing validly and in good conditions.

3.2	Both the Licensor and the Licensee shall have all necessary powers and authorities, and have full legal ability to sign and deliver the Agreement, perform their obligations under the Agreement and complete the transaction proposed in the Agreement. The Agreement shall constitute the legal, valid and binding obligation of the Licensor and the Licensee immediately after the date when it is signed by the Licensor and the Licensee and takes effect (it is assumed that the Licensee has been duly authorized to sign and deliver the Agreement), and can be enforceable against the Licensor and the Licensee in accordance with its articles. All corporate actions taken by the Licensor and the Licensee have been duly authorized.

Article 4 Confidentiality

4.1	The parties shall acknowledge and confirm that any oral or written materials related to the Agreement, the contents of the Agreement and exchanged by each other for the preparation or performance of the Agreement shall be deemed as confidential information. The parties shall keep all such confidential information confidential, and shall not disclose any confidential information to any third party without the written consent of the other party, except for the following information: (a) Any information that is known or will be known by the public (only when the information is not arbitrarily disclosed to the public by the party receiving the confidential information); (b) Any information that needs to be disclosed according to the applicable laws and regulations, stock trading rules, or the orders of the government department or the court; or (c) The information that either party needs to disclose to its shareholders, directors, employees, or legal or financial consultants due to the transaction referred to in the Agreement; such shareholders, directors, employees, or legal or financial consultants shall also observe the confidentiality liability similar to this article.

4.2	The provisions in Article 4 shall continue to be valid and binding on the parties after the Agreement is terminated in accordance with Article 5.

Article 5 Termination

5.1	Any change to the Agreement can take effect only with the consent of the parties and in writing.

5.2	The Agreement can be terminated according to the following methods:

(1)	The parties conclude an agreement to terminate the Agreement; or

(3)	The Agreement is terminated according to the provisions of laws and regulations, or the judgments, rulings or decisions on terminating the Agreement made by the court or arbitration agency with jurisdiction.

5.3	Effectiveness of termination

If the Agreement is terminated or dissolved in accordance with Article 5, then all further obligations of the parties under the Agreement shall be terminated, but:

(1)	Article 4, Article 5 and Article 6 shall continue to be valid;

(2)	Any other provisions of the Agreement shall not exempt either party from any liability under the Agreement generated before the termination of the Agreement.

Article 6 Miscellaneous

6.1	All notices, requests, claims, requirements and other correspondences under the Agreement shall be made in writing and be sent by (1) personal service; (2) postpaid airmail; (3) postpaid air express; (4) E-mail;

All notices shall be deemed to have been served or received according to the following provisions: (1) Subject to the time of being received in case of personal service; (2) Subject to the fifth (5th) day after the notices are sent in case of mailing; (3) Subject to the third (3rd) day after the notices are delivered to the reputable express company in case of express delivery; and (4) The notices shall be deemed to have been received twenty-four (24) hours after the E-mails are recorded as having been sent in the sender’s E-mail system in case of E-mail;

6.2	The Agreement and its appendix shall constitute all consensuses on the subject matter of the Agreement between the parties to the Agreement, and shall replace all previous written or oral consensuses and commitments on the subject matter of the Agreement concluded by the parties to the Agreement, and the appendix to the Agreement shall constitute an integral part of the Agreement.

6.3	One party shall not transfer any rights and obligations hereunder to any third party without the express written consent of the other party. The Agreement shall be binding on the parties and their respective successors and permitted assignees and shall be concluded only for the interests of the above subjects.

6.4	If any article of the Agreement is invalid, illegal or unenforceable, it shall not affect the validity, legality and enforceability of the other articles hereunder. Either party’s failure to exercise or delay in exercising any right or relief enjoyed by it under the Agreement shall not constitute its waiver of such right or relief or other rights or reliefs. Either party’s separate or partial exercise of any right or relief enjoyed by it under the Agreement shall not obstruct such party’s further exercise of such right or relief or any other rights or reliefs enjoyed by it under the Agreement.

6.5	The Agreement shall come into effect after being signed/sealed by parties hereto. Any modification, revision, waiver or revocation of the Agreement shall be invalid unless it is signed by the parties’ authorized representatives in writing.

6.6	The conclusion, effectiveness, performance, interpretation and termination of the Agreement as well as dispute resolution shall be subject to the laws of China.

6.7	Any dispute arising from the interpretation and performance of the Agreement shall be resolved by the parties first through friendly negotiation. If it still cannot be resolved within 30 days after one party issues the written notice of requiring to resolve through negotiation to the other party, either party can submit the relevant dispute to Shanghai International Economic and Trade Arbitration Commission, and the Commission will resolve through arbitration according to its arbitration rules. The arbitration shall take place in Shanghai. The arbitration award is final and binding on the parties. In case of any dispute arising from the interpretation and performance of the Agreement or any dispute under arbitration, except the disputed matter, the parties shall still continue to exercise their other rights under the Agreement and perform their other obligations under the Agreement.

6.8	The Agreement is in duplicate (in 2 copies), with one (1) copy for Shanghai Huiying and Shanghai Zhiban respectively.

(There is no text below)

The parties have urged their respective duly authorized representatives to sign the Agreement on the date first written above. Hereby certify.

Licensee:

Shanghai Zhiban Internet of Things Technology Co., Ltd. (Sealed)

Special Seal for Contract of Shanghai Zhiban Internet of Things Technology Co., Ltd. (Seal)

Signature page of the Intellectual Property License Agreement

The parties have urged their respective duly authorized representatives to sign the Agreement on the date first written above. Hereby certify.

Licensor:

Shanghai Huiying Real Estate Agency Co., Ltd. (Sealed)

Special Seal for Contract of Shanghai Huiying Real Estate Agency Co., Ltd. (Seal)

Signature page of the Intellectual Property License Agreement

Appendix A

Target intellectual property

Serial No.	Trademark name	Category of approved service items	Registration No.	Period of validity
(1)		Category 43	45216327	From June 7, 2021 to June 6, 2031

Intellectual Property License Agreement - Appendix A